Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of August 10, 2001 is between Henry Company (the “Employer” or the “Company”), and William Baribault (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Employer is a California corporation; and

WHEREAS, the Employer desires to retain the services of the Executive in an executive capacity and the Executive desires to be employed by the Employer upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

1.             EMPLOYMENT.

(a)           The Employer hereby employs the Executive, and the Executive hereby accepts such employment, as President and Chief Operating Officer of the Employer.  The Executive shall report, and be subject, to the direction of the Employer’s Chief Executive Officer, and shall have such powers and duties generally consistent with the duties and offices of a President and Chief Operating Officer as shall from time to time be reasonably assigned to him by the Employer’s Chief Executive Officer or Board of Directors.

(b)           The Executive agrees to (i) use his best efforts to promote the interests of the Employer, (ii) devote his full business time and energies to the business and affairs of the Employer during the Term, (iii) comply with Employer’s employment and conflict of interest policies, and (iv) discharge his duties in a diligent and faithful manner in accordance with the directives of the Chief Executive Officer and Board of Directors.  Notwithstanding the foregoing, it is expressly understood and agreed that it shall in no way be deemed a violation of any of the terms of this Agreement if (i) Executive engages in such charitable and/or volunteer work as he reasonably elects during the Term and/or (ii) Executive continues his involvement with those entities more particularly described in Exhibit A hereto; provided such activity does not materially hinder the Executive’s ability, or materially infringe on the time necessary, to perform his duties hereunder.

2.             APPOINTMENT AS DIRECTOR.  The Employer shall use its best efforts to cause the Executive to be appointed, and Warner Henry shall exercise his voting power to elect Executive, as a Director of the Employer and a member of the Audit and Executive Committees of the Board of Directors.  The Executive shall remain a Director during the Term unless:

(a)           the Executive notifies the Employer’s Board of Directors that he is no longer willing to be a director, or

(b)           Executive’s employment has been terminated hereunder.

3.             TERM OF EMPLOYMENT.  The Executive’s employment term shall be deemed to have commenced on August 10, 2001, and shall end on December 31, 2005, unless earlier terminated pursuant to Section 5 of this Agreement (the “Term”).  Upon the end of the Term, neither party shall have an obligation, express or implied, to extend the Agreement or to negotiate a new agreement.

4.             COMPENSATION.

(a)           Base Salary.  As compensation for services hereunder during the Term, the Employer shall pay the Executive an annual salary of $300,000.00 (“Base Salary”), which shall be payable in appropriate installments to conform with the regular payroll dates for salaried personnel of the Employer.  The amount of Executive’s Base Salary shall be reviewed annually by the Employer’s Board of Directors.

(b)           Bonus.  The Employer shall pay the Executive an annual performance bonus (a “Performance Bonus”) in an amount to be calculated based on the Employer’s Operating Result for that year, as set forth in Exhibit A attached hereto, but in no event shall the Employer pay the Executive a Performance Bonus of less than $100,000 with respect to the Employer’s 2001 fiscal year.  The Performance Bonus will be paid to Executive thirty (30) days after the Employer’s determination of the Performance Bonus set forth in Exhibit B.

If Executive’s  employment is terminated pursuant to Sections 5(b), 5(d) 5(e) or 5(g) hereof, Executive will receive a Performance Bonus with respect to the year in which his employment is terminated as follows:

(i)            If the termination occurs on or before June 30 of any fiscal year, the Performance Bonus for the fiscal year in which the termination occurs will be pro rated for the number of full months elapsed in the fiscal year of termination.

(ii)           If the termination occurs after June 30 in any fiscal year, Executive will receive the Performance Bonus to which he would have been entitled for the entire fiscal year in which the termination occurs.

If Executive’s employment is terminated pursuant to Sections 5(a), (c) or (f), Executive shall receive no Performance Bonus with respect to the year in which his employment is terminated.

(c)           Benefits.  During the Term, the Executive shall receive a benefits package consisting of the following:

(i)            The Executive shall be entitled to participate in and receive benefits on the same basis as other senior executives of the Employer, under the Employer’s standard medical and dental plans and the Employer’s executive long term disability plan, each as in effect on the date hereof, or any such plans made available by the Employer in the future to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(ii)           The Executive shall be entitled to participate on the same basis as other senior executives of the Employer in the Employer’s 401(k) program.

(iii)          The Executive shall be entitled to participate on the same basis as other senior executives of the Employer in other benefit programs made available to senior executives of Employer, such as the Employer’s Executive Deferral Program and car allowance program.

(iv)          The Executive shall be entitled, commencing the date hereof, to an allowance of up to $2,000 per month for such elective benefits as are offered by Employer to other senior executives, such as seminars, country club dues, YPO events, etc.  Employer shall be obligated to reimburse Executive for the elective benefits only if it receives adequate documentation of the expenditure.

(v)           The Executive shall be entitled to four weeks paid vacation time during each year of the Term.

5.             TERMINATION.  The Term will terminate:

(a)           by and upon the mutual consent of the Executive and the Employer;

(b)           upon the death of the Executive;

(c)           by the Employer, for “Cause,” upon written notice.  “Cause” shall mean and be limited to the Executive’s:  (i) conviction (or the indictment of) or the entering of a guilty plea or plea of no contest with respect to a felony or any crime involving fraud or moral turpitude ; (ii) any act or omission involving dishonesty, misappropriation, embezzlement or fraud affecting Employer; (iii) continued failure to perform duties specified by the Chief Executive Officer after written notice and, if susceptible to remedy or cure, is not cured or remedied and continues for ten business days after the Employer’s Chief Executive Officer has given written notice with a copy to the Board of Directors and Executive specifying the manner in which the duties have not been performed; (v) repeated insobriety or use of any illegal drugs while rendering services hereunder; (vi) gross neglect or gross misconduct resulting in material harm to the Employer or any of its affiliates; or (vii) material breach of this Agreement and failure to cure such breach within 30 days of written notice from the Employer;

(d)           by the Employer, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for 180 consecutive days, and, within thirty (30) days after a Notice of Termination (as hereinafter defined) is given by the Employer, the Executive shall not have returned to the performance of his duties hereunder on a full-time basis.  Such Notice of Termination shall be provided by the Employer on or after the date on which the Executive has been absent for 150 consecutive days;

(e)           by the Employer, without Cause, at any time;

(f)            by Executive, after 30 days after Notice of Termination is given to Employer’s Board of Directors.

(g)           by Executive for Good Reason, after 30 days after Notice of Termination is given to Employer’s Board of Directors.  Good Reason shall mean and be limited to Employer’s material breach of this Agreement and failure to cure such breach within 30 days of written notice from Executive.

(h)           Notice of Termination.  Any termination by the Employer pursuant to subparagraphs (a), (c), (d), or (e) above or by the Executive pursuant to subparagraph (f) or (g) above shall be communicated by written Notice of Termination to the other party hereto.

(i)            Date of Termination.  Date of Termination shall mean (i) if the Executive’s employment is terminated pursuant to subparagraph (b), the day after the Executive’s death; (ii) if the Executive’s employment is terminated pursuant to subparagraph (d) above, thirty (30) days after Notice of Termination is given provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty day period), and (iii) if the Executive’s employment is terminated pursuant to subparagraph (a), (c), (e), (f) or (g) above, the date specified in the Notice of Termination.

6.             COMPENSATION UPON TERMINATION.

(a)           If the Executive’s employment shall be terminated pursuant to Sections 5(a), (c) or (f) hereof, the Executive shall only be entitled to his accrued but unpaid Base Salary at the time of Termination and benefits and reimbursement for his accrued but unused vacation time, through the date of termination.  Upon making the payments pursuant to this Section 6(a), the Employer shall have no further obligations to the Executive.

(b)           If the Executive’s employment is terminated pursuant to Sections 5(b) or (d) hereof, the Employer shall pay the Executive the amounts as provided in Section 6(a) hereof, and any earned Performance Bonus as determined by Section 4(b) hereof.  Upon making the payments pursuant to this Section 6(b), the Employer shall have no further obligations to the Executive.

(c)           If the Executive’s employment is terminated pursuant to Section 5(e) or (g) hereof, the Employer shall pay the Executive the amounts as provided in Section 6(a) and any earned Performance Bonus as determined by Section 4(b) hereof.  In addition, if Executive’s employment is terminated on or before the following dates, Executive shall receive the following amounts designated as “Severance Pay”:

Date of Termination	Severance Pay

On or before January 9, 2003	1 times the then Base Salary

After January 9, 2003 and on or before January 9, 2004	1 1/2 times the then Base Salary

After January 9, 2004 and on or before January 9, 2005	2 times the then Base Salary

After January 9, 2005	2 1/2 times the then Base Salary

; provided, however, that Employer shall only be obligated to pay such Severance Pay on the eighth (8th) day following Executive’s execution and delivery of the form of General Release set forth as Exhibit C hereof.  The total amount of Severance Pay payable to the Executive shall be prorated over the period from the date of termination through December 31, 2005 and paid in equal quarterly installments (beginning with the first day of the next fiscal quarter) through January 1, 2006.  Upon making the payments pursuant to this Section 6(c), the Employer shall have no further obligations to the Executive.

(d)           The amounts payable hereunder upon termination of the Executive’s employment shall be the Employer’s entire liability to the Executive in connection with Executive employment or termination thereof.  If the Employer purports to terminate the Executive for Cause, but it is later determined that the termination was without Cause, Employer’s liability shall be limited to that provided for in this Section 6.

7.             CONFIDENTIAL INFORMATION; NON-SOLICIT AGREEMENT.

(a)           Executive acknowledges that during the Term and as part of his employment, Executive will be provided special access to “Confidential Information” and that any unauthorized disclosure of such Confidential Information could have an adverse impact on Employer and its business.  Executive will hold all such Confidential Information in a fiduciary capacity for the benefit of the Employer.  After termination of Executive’s employment, Executive will not, without the prior written consent of the Employer or as may otherwise be required by court order, communicate or divulge any such Confidential Information to anyone other than the Employer and those designated by it.  “Confidential Information” means information not known by the trade generally or not reasonably available to a knowledgeable person in the trade, even though such information may have been disclosed to one or more third parties pursuant to consulting agreements, joint venture agreements or other agreements entered into by the Employer and includes, without limitation, trade secrets, designs, plans, formulas, customer lists, lists of suppliers and all other confidential and proprietary information.

(b)           During the Term, the Executive agrees that he will not, either directly or indirectly, either as an owner, part-owner, partner, shareholder, principal, officer, director, manager, operator, employee, salesman, agent, independent contractor, or other participant, participate in, carry on, or engage in an enterprise anywhere in the United States or Canada whose primary business is similar to or competes with within the Employer’s business, except that he may own less than 2% of a publicly traded company engaged in such activities.

(c)           During the Term and for two years after Executive’s employment terminates hereunder, the Executive agrees that he will not directly or indirectly:  request or advise any customer of the Employer to withdraw, curtail or cancel its business or dealings with the Employer; solicit or accept the business of such customers with respect to the Employer’s coating business on behalf of anyone except the Employer; disclose to any person, corporation, or entity outside the Employer the names of, or other identifying facts concerning, any of the

Employer’s customers or suppliers; or induce or solicit any employee of the Employer to terminate his or her employment with the Employer or hire any employee of the Employer (except Executive’s personal assistant).

(d)           The parties hereto acknowledge and agree that monetary damages for breach of this Section 7 would not be easily ascertainable and that the remedy at law for breach of this Section 7 is inadequate.  The Employer shall therefore be entitled, in addition to such other remedies (whether at law or at equity) as it may have, to temporary and permanent injunctive relief for any breach or threatened breach of this Section 7 without proof of any actual damages that have been or may be caused by such breach.

8.             INDEMNIFICATION.  Executive shall be entitled to all such indemnity rights as may be generally available to officers, directors and/or agents of Employer  pursuant to any applicable law or to any other contract with, or the Bylaws of, Employer as may be now or hereafter in effect.  Notwithstanding any other provision of this Agreement, such rights shall survive any termination or expiration of this Agreement.

9.             BREACH BY EXECUTIVE.  Both parties recognize that the services to be rendered under this Agreement by the Executive are special, unique and extraordinary in character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement to be performed by him, or in the event the Executive performs services for any person, firm or corporation engaged in a competing line of business with the Employer, then the Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Executive, or to enjoin the Executive from performing services for any such other person, firm or corporation.

10.           ASSIGNMENT.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

11.           NO WAIVER.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right to insist upon adherence to that term or any other term of this Agreement.  Any waiver or amendment to this Agreement must be in writing.

12.           WITHHOLDINGS.  All compensation provided by Employer under this Agreement is subject to any and all withholdings by Employer as required by applicable law.

13.           GOVERNING LAW; CAPTIONS.  This Agreement contains the entire agreement between the parties as to the employment relation between the parties and shall be governed by the laws of the State of California.  This Agreement may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.  Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement.

14.           ARBITRATION.

(a)           Arbitrable Disputes.  The Employer and the Executive agree to use final and binding arbitration to resolve any dispute each may have with the other or any affiliate relating to this Agreement or the Executive’s employment with and/or termination from the Employer (an “Arbitrable Dispute”).  An Arbitrable Dispute may include, but shall not be limited to, any dispute about the validity, interpretation, or effect of this Agreement, or alleged violations of it; any and all claims arising out of any alleged discrimination, harassment, or retaliation; and any and all claims arising under or covered by the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act of 1990, as amended, Section 1981 of Title 42 of the United States Code, as amended; the California Fair Employment and Housing Act, as amended, California Labor Code Section 200 et seq., as amended; and California Labor Code Section 500 et seq., as amended..

(b)           Injunctive Relief.  The Executive and the Employer agree that, notwithstanding Section 14(a), above, when irreparable harm is present or threatened, and where either party is seeking only injunctive relief (e.g., a temporary restraining order, temporary injunction or permanent injunction), such party may file suit or bring an application for such injunctive relief in any federal or state court of competent jurisdiction without violating this Agreement and such suit for injunctive relief will not be considered an Arbitrable Dispute.

(c)           The Arbitration.  The Executive and the Employer agree that the arbitration will take place in Los Angeles County, California, in accordance with the arbitration rules and procedures of the American Arbitration Association then in effect.  The arbitration shall take place before a single, neutral arbitrator experienced in employment matters who is licensed to practice law in California,  The Executive and the Employer agree to select a mutually agreeable arbitrator, and if the parties are unable to do so within ten (10) business days, an arbitrator shall be selected in accordance with the rules of the American Arbitration Association.  The arbitrator may not modify or change this Agreement in any way.  Discovery shall be governed by CCP Section 1283.05.  At the conclusion of the arbitration, the arbitrator shall issue a written ruling setting forth the essential findings of fact and conclusions of law on which the arbitration finding or award is based.  To the extent that the applicable arbitration rules are inconsistent with this Section 14, Section 14 shall govern.

(d)           Fees and Expenses.  Each party will pay the fees of their respective attorneys, the expenses of their witnesses, costs of any record or transcript of the arbitration, and any other expenses connected with the arbitration that such party might be expected to incur had the dispute been subject to resolution in court, but all costs of the arbitration that would not be incurred by the parties if the dispute was litigated in court, including the fees of the arbitrator and any arbitration association administrative fees (“Unique Arbitration Costs”), will be paid by the Employer.  The prevailing party may be entitled to recover their reasonable attorney fees and costs from the nonprevailing party to the extent permitted by law; provided, however, that the Unique Arbitration Costs will be paid by the Employer.

(e)           Jury Right.  The Executive and the Employer understand that this arbitration agreement constitutes a waiver of each party’s respective rights to a jury trial and relates to the resolution of every Arbitrable Dispute brought by the Executive or the Employer.

(f)            Severability.  The Executive and the Employer agree that to the extent any specific provision of this agreement to arbitrate claims shall be held void, voidable or unenforceable, the remaining provisions shall remain in full force and effect.

15.           COMPLETE AGREEMENT.  This Agreement terminates all prior agreements between the parties relating to the subject matter herein addressed.  In the event of termination of employment under any of the circumstances described herein, the arrangements provided for by this Agreement will constitute the entire obligation of the Employer to the Executive and performance thereof by the Employer will constitute full settlement of any claim that the Executive might otherwise assert against the Employer or any affiliate of the Employer on account of such termination.

16.           SEVERABILITY.  If any provision of this Agreement is illegal and unenforceable in whole or in part, the remainder of this Agreement shall remain in full force and effect.

17.           EFFECT OF TERMINATION.  Notwithstanding the termination of this Agreement at the end of the Term, or earlier pursuant to Section 5 or otherwise, Sections 4-20 of this Agreement shall survive.

18.           NOTICES.  Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective (i) when delivered in person (in the Employer’s case to the Chief Executive Officer), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, or (iii) if sent by overnight mail, on the date received by the respective party at the Employer’s headquarters offices, or such other address as shall have been specified in writing by either party to the other.

19.           ATTORNEYS’ FEES.  If it is necessary for either party to institute any proceeding (including arbitration), action or suit to enforce any rights under this Agreement, the party not prevailing in such proceeding, action or suit agrees to pay the prevailing party’s reasonable costs and disbursements and such sums as the judge of the court (or arbiters of forum) may adjudge reasonable as attorney fees in any such proceeding, action or suit or in any appeal thereof.

20.           BINDING EFFECT.  The covenants, conditions and terms of this Agreement shall extend to and be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives, trustees, and other legal representatives.

IN WITNESS WHEREOF, the Employer has by its appropriate officer signed this Agreement and the Executive has signed this Agreement, as of the day and year first above written.

Dated: August 10, 2001	Employer

HENRY COMPANY

By:
Warner W. Henry
CEO, Henry Company

Executive

William Baribault

This Agreement dated August 10, 2001 supercedes any other Employment Agreement between the parties dated August 10, 2001.

EXHIBIT A

The following are entities which Executive currently is involved and in which he may remain involved during the Term:

ENTITY	INVOLVEMENT

PROFESSIONAL BUSINESS BANK	MEMBER, BOARD OF DIRECTORS; CHAIRMAN OF BOARD

APPLIED INDUSTRIAL TECHNOLIGIES	CONSULTANT

EAGLE INVESTMENTS, A CALIFORNIA LIMITED PARTNERSHIP	GENERAL PARTNER, MEMBER, BOARD OF DIRECTORS

EAGLE ASSOCIATES, LLC	MEMBER, MANAGER, PRESIDENT

ARCHITECTURAL WOODWORKING	MEMBER, BOARD OF DIRECTORS

M. CHEMICAL COMPANY	MEMBER, BOARD OF DIRECTORS

DESCANSO GARDENS	MEMBER, BOARD OF DIRECTORS, CHAIRMAN

OAKWOOD ENTERPRISES	OWNER OF INACTIVE COMPANY

PAUL MAR	OWNER OF INACTIVE COMPANY

EXHIBIT B

The Executive shall receive a Performance Bonus pursuant to Section 4 of this Agreement in an amount calculated pursuant to the following table:

Operating Result	Performance Bonus
Less than 0.80	$0
0.80 or greater but less than 1.00	50% of Executive’s Base Salary
1.00 or greater	100% of Executive’s Base Salary + 4% percent of each dollar of Actual EBITDA or fraction thereof, in excess of the Target Earnings.

The Company’s Operating Result is calculated as follows:

Operating Result	=	Actual EBITDA
Target Earnings

For purposes of the above formula:

a.                                       “Actual EBITDA” means, in any applicable fiscal year, the Company’s net income before extraordinary and non-recurring gains net of the expenses incurred to attain those gains (but including extraordinary and non-recurring losses), interest, income taxes, depreciation, amortization, and cumulative effects of changes in accounting principles as determined by the Company from Company’s annual audited financial statements for such applicable year.

b.                                      “Target Earnings” means, as to any applicable year, the Company’s projected target earnings before interest, taxes, depreciation, and amortization for such applicable year as set forth in the Company’s annual operating plan approved by the Board of Directors.

c.                                       The Operating Result calculation must include the Performance Bonus contemplated pursuant to Section 4(b), and still equal or exceed the appropriate achievement level to be paid.  For example, if the Target Earnings is $13,000,000, then the .80 Operating Result requires $10,550,000 ($10,400,000 plus $150,000 Performance Bonus) Actual EBITDA.  The 1.00 Operating Result would require $13,300,000 ($13,000,000 plus $300,000 Performance Bonus) Actual EBITDA.

EXHIBIT C

GENERAL RELEASE

1.             Release by Executive.

(a)           Executive, on his own behalf and on behalf of any assignee, heir, or other successor, hereby releases, acquits and forever discharges the Employer, its predecessors and successors, parent, subsidiaries, and all of those entities’ current and former partners, shareholders, heirs, assigns, employees, agents, officers, directors, attorneys and insurers (hereinafter, collectively referred to as the “Employer Releasees”) from any and all claims, expenses, debts, demands, costs, contracts, liabilities, obligations, actions and causes of action of every nature, under any theory under the law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which he has or had or may claim to have on his own behalf or on behalf of any other entity by reason of any and all matters from the beginning of time to the Execution Date.  The claims released by Executive specifically include, but are not limited to, claims for fraudulent inducement, breach of contract, constructive discharge, payment of past-due commissions, interference with contractual relations or prospective business advantage, negligent or intentional infliction of emotional distress, violation of constitutional or statutory rights, attorney fees or costs and/or discrimination based on race, national origin, sex, religion, age, sexual orientation and/or disability.  Executive also expressly recognizes and acknowledges that he is releasing on his own behalf and on behalf of any other successor any and all rights and claims arising under any statute, law or constitution including, but not limited to, any rights or claims under the California Labor Code, as amended, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, as amended, the Equal Pay Act, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act of 1990, the False Claims Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and/or Section 1981 of Title 42 of the United States Code.    Nothing contained in this General Release is intended to or shall act in any way to waive, release or limit any rights Executive may have to indemnity pursuant to any applicable law or to any other contract with, or the Bylaws of, Employer.

(b)           EXECUTIVE SPECIFICALLY ACKNOWLEDGES THAT HE IS RELEASING ANY AND ALL AGE DISCRIMINATION CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

(c)           Executive expressly waives any and all rights under Section 1542 of the Civil Code of the State of California, and any like provision or principle of common law in any foreign jurisdiction.  Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

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Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, claims and causes of action which he does not know of or suspect to exist in his favor at the time of execution hereof and that this Agreement contemplates extinguishments of all such claims and causes of action.

2.             No Pending Charges.  Executive represents that he has no pending complaints, actions, charges or claims of any nature against the Employer Releasees based on or related to any events prior to the execution of this Agreement.  Moreover, Executive agrees not to file any complaints, actions, charges or claims of any nature against the Employer Releasees relating to any event or alleged event, including, but not limited to, those arising from his employment with and/or separation from the Employer, which occurred from the beginning of time until the execution of this Agreement.

3.             No Assignments.  Executive warrants and represents that he has not assigned or in any way conveyed, transferred or encumbered all or any portion of the claims or rights covered by this Agreement.  Executive further agrees to indemnify and hold the Employer Releasees harmless from any liability, claims, demands, costs, expenses, and attorney fees incurred by the Employer Releasees, as a result of any such person asserting any such assignment or transfer of any rights or claims under any such assignment or transfer.

4.             Consultation With Counsel.  Executive represents and warrants that he has been advised to and has discussed this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is entering into this Agreement voluntarily.  Executive has twenty-one (21) days from receipt of this Agreement to consider this offer and, after signature, will have seven (7) days to revoke it.

William Baribault

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